Exhibit 3.1
FORM OF
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SEANERGY MARITIME CORP.

Pursuant to the Marshall Islands Business Corporations Act

The undersigned, Co-Chairman of the Board of Directors and President of SEANERGY MARITIME CORP., a corporation incorporated under the laws of the Republic of the Marshall Islands for the purpose of amending and restating the Amended and Restated Articles of Incorporation of said corporation hereby certifies as follows:
     1. The name of the corporation is “Seanergy Maritime Corp.” (the “Corporation”)
     2. The Corporation’s Articles of Incorporation were filed in the office of the Registrar of Corporations of the Republic of the Marshall Islands on August 15, 2006, were amended on August 17, 2006, and November 30, 2006 and were amended and restated on February 20, 2007.
     3. This Second Amended and Restated Articles of Incorporation was duly adopted by joint written consent of the directors and shareholders of the Corporation in accordance with the applicable provisions of the Marshall Islands Business Corporations Act.
     4. The text of the Second Amended and Restated Articles of Incorporation of the Corporation is set forth in Exhibit A attached hereto.
     IN WITNESS WHEREOF, Seanergy Maritime Corp. has caused these Second Amended and Restated Articles of Incorporation to be signed by the undersigned duly authorized officer of the Corporation this            day of                     , 2007.

SEANERGY MARITIME CORP.

By:

Name	Georgios Koutsolioutsos
Title:	Co-Chairman of the Board of
Directors and President

EXHIBIT A
     First: The name of the corporation is Seanergy Maritime Corp. (the “Corporation”).
     Second: The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.
     Third: Subject to the conditions set forth in this Article Third, the purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the under the Marshall Islands Business Corporations Act (the “BCA”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
     Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 90,000,000 of which 89,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.
          (A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by Articles of Amendment to these Articles of Incorporation authorized by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
          (B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
     Fifth: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Beth S. Neuhaus, Esq.	Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, New York 10154
     Sixth: The following provisions (A) through (E) shall apply during the period commencing upon the filing of these Articles of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period” without the affirmative vote or consent of the holders of 95% of the Corporation’s outstanding Common Stock. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of one or more operating businesses or a company or companies with agreements to acquire assets (“Target Business”), as more fully described in the Corporation’s registration Statement on Form F-1 (Registration No. 333-                    ); provided however, that any acquisition of multiple businesses shall occur contemporaneously with one another. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering of securities (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (as defined below).
          (A) Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its shareholders for approval regardless of whether the Business Combination is of a type which normally would require such shareholder approval under the BCA. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 35% or more of the shares issued in the IPO (the “IPO Shares”) exercise their redemption rights described in paragraph B below.
          (B) In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any shareholder of the Corporation holding IPO Shares who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation redeem his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, redeem such shares into cash at a per share redemption price equal to the full purchase price of $10.00 per share.
          (C) In the event that the Corporation does not consummate a Business Combination by the Termination Date, only the holders of IPO Shares shall be entitled to share ratably in the Trust Fund plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which, among other funds, a certain amount of the net proceeds of the IPO and a portion of the funds raised in connection with a Regulation S private placement of warrants are deposited.
          (D) A holder of IPO Shares shall be entitled to receive funds from the Trust Fund only in the event (i) the Corporation elects to make distributions of interest income earned on the Trust Fund prior to the consummation of a Business Combination, (ii) of a liquidation of the Trust Fund to holders of IPO Shares in connection with the dissolution of the Corporation pursuant to the terms of the Investment Management Trust Agreement governing the Trust Fund or (iii) in the event he demands redemption of his shares in accordance with paragraph (B) above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.
          (E) The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s fifth Annual Meeting of Shareholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the third Annual Meeting of Shareholders, the directors in Class B shall be elected for a term expiring at the fourth Annual Meeting of Shareholders and the directors in Class C shall be elected for a term expiring at the fifth Annual Meeting of Shareholders. Commencing at the third Annual Meeting of Shareholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
     Seventh: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

          (A) Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.
          (B) The Board of Directors shall have the power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.
          (C) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
          (D) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the Marshall Islands, of these Articles of Incorporation, and to any by-laws from time to time made by the shareholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
          (E) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the BCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended. Any repeal or modification of this paragraph A by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
          (F) The Corporation, to the full extent permitted by Section 60 of the BCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
     Eighth: The Corporation shall automatically terminate on [to be filled in prior to filing] [24 months from the consummation of the initial public offering], 2009 (“Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this section may be submitted to shareholders in connection with any proposed Business Combination pursuant to Section Sixth (A) above.
     Ninth: Until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Corporation, the Corporation shall distribute quarterly on a pro-rata basis to the holders of record of the IPO Shares on the last business day of each quarter, dividends in the amount of all interest income earned and available to be distributed on the Trust Fund, which amounts shall not include (x) interest earned on any funds attributable to Maxim Group LLC’s deferred underwriting Compensation and (y) up to an aggregate of $506,250 of interest income on the proceeds in the Trust Fund that the Corporation may draw from the Trust Fund in the event that over-allotment option granted to the underwriters in connection with the Corporation’s IPO is exercised in full. The Corporation’s Board of Directors shall have no discretion to reduce or modify the distributions described in the preceding sentence.

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